We have issued our report dated January 19, 1996 (except for note N, as to which the date is March 8, 1996), accompanying the financial statements of Chaparral Resources, Inc. contained in Amendment No. 1 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
GRANT THORNTON LLP



Denver, Colorado
July 31, 1996